Exhibit 99.1

September 6, 2016

Rockdale Resources Is Now Petrolia Energy

HOUSTON, TX -- (Marketwired) -- 09/06/16 -- Effective September 2, 2016, Rockdale Resources Corporation formally changed its name to Petrolia Energy Corporation (OTC PINK: BBLS) ("Petrolia" or the "Company") and is now incorporated in Texas.

Following the filing on August 23, 2016, of its Form 10-Q for the period ending June 30, 2016, Petrolia is now current and fully compliant with all Securities and Exchange Commission ("SEC") filings.

As a result, Petrolia's filings with the State of Texas, the State of Colorado, Financial Industry Regulatory Authority ("FINRA"), and Depository Trust Company ("DTC") have been accepted and approved, giving effect to the Company's conversion to a Texas corporation and the name change. The Company's shareholders approved these changes at its annual shareholder meeting in Houston on April 14, 2016.

As reflected in Petrolia's recently filed Form 10-Q for the three-month period ending June 30, 2016, General and Administrative ("G&A") expense was $292,620. This amount is a reduction of approximately $46,000, or 14%, from the prior quarter, reflecting management's continued steps to implement meaningful structural and efficiency improvements within the organization.

On August 17, 2016, Paul Deputy was named Chief Financial Officer ("CFO") of the Company. Mr. Deputy has been a Certified Public Accountant ("CPA") in Texas for over 24 years, and he has served in various senior financial officer roles with several public energy companies. Most recently, Mr. Deputy has worked with Petrolia as a consultant, CPA, and senior finance professional since May 2015. Mr. Deputy played an instrumental role in preparing and filing the Company's financial reports with the SEC.

Subsequent to the second quarter of 2016, Petrolia's executive management team and members of the Board of Directors continued to fund the operations of the Company. Collectively, the group loaned the Company an additional $210,000.

Zel C. Khan, Chief Executive Officer, commented, "Petrolia Energy is now current and fully compliant with all its SEC and other regulatory filings. With these significant gateway tasks complete, we can now proceed further with our plan to create a world-class production company for our shareholders. Additionally, we are grateful to our Board of Directors and members of the executive team who continue to help backstop the Company's working capital needs as we move beyond administrative bottlenecks and move closer to full implementation of our profitable business model."

For additional information, please refer to Petrolia's filings with the SEC, which can be accessed on our website at www.petroliaenergy.com.

About Petrolia Energy Corporation

Petrolia Energy Corporation is headquartered in Houston, Texas, the energy capital of the world. With over 80 years of operational and management experience throughout the energy industry, the Company explores oil and gas development opportunities. Petrolia Energy's core focus is on the utilization of new technology as well as the implementation of its own proprietary technologies in order to improve the recoverability of existing oil fields.

Petrolia Energy Corporation's team of experts has an outstanding record of converting oil fields into compliant, producing, and profitable entities. Petrolia Energy Corporation is committed to achieving these results by being a good neighbor and partner in the communities in which we operate. This can only be achieved long term with regulatory compliant operations that embrace the concepts of environmental stewardship.

As excellent stewards to the environment, our goal is to improve the environment; both on the field and in the surrounding communities we serve. We firmly believe we can maximize a field's profitability for our shareholders while protecting the environment and enhancing the community.

Forward-looking Statements

Certain information in this press release constitutes forward-looking statements within the meaning of applicable securities laws, including, but not limited to, statements regarding well production, use of proceeds, future drilling, operating expenses, and additional funding. Any statement that does not contain a historical fact may be deemed to be a forward-looking statement. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms, or other comparable terminology, although not all forward-looking statements contain such identifying words.

Forward-looking statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Company's control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks, and uncertainties include, among others, those associated with exploration activities, oil and gas production, marketing and transportation, costs of operations, loss of markets, volatility of oil and gas prices, reserve and future production estimates, environmental risks, competition, inability to access sufficient capital from internal and external sources, general economic conditions, litigation, and changes in regulation and legislation. Readers are cautioned that the foregoing list is not exhaustive.

Additional information on these and other factors that could affect Petrolia's operations or financial results is available by contacting Petrolia. The forward-looking statements contained in this press release are made as of the date of this press release, and Petrolia does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by applicable law.

Petrolia Energy Corporation shares are traded on the OTC Exchange under the symbol BBLS.

Source: Petrolia Energy Corporation

For more Information contact:

Media Contact:
Press@PetroliaEnergy.com

Investor Relations Contact:
IR@PetroliaEnergy.com

www.PetroliaEnergy.com

Source: Petrolia Energy Corporation